EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT (herein this “Agreement”) is made this 1st day of October, 2013 by and between American Heritage International Inc., a Nevada corporation (qualified to transact business in Nevada) (herein “American Heritage”) having a business location at Tivoli Village, 410 South Rampart, Ste 390, Las Vegas, Nevada 89145 and Vincent Bonifatto, (herein “Bonifatto”).

RECITALS

A. American Heritage is in the business of manufacturing, through contract manufacturers and then distributing and selling online the American Heritage™ brand of disposable electronic cigarettes (the “Business”).

B. Bonifatto has, for a number of years throughout North America and other countries in the World been involved in the development, manufacture, sale and distribution of electronic cigarettes.

C. The Parties hereto agree to enter into this Agreement which replaces all prior discussions, negotiations, understandings and agreements, and furthermore, which necessarily clarifies their respective duties and obligations with respect to the within General Services to be provided hereunder; all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. General Services and Duties

During the initial term and during the continuance of this Agreement, American Heritage agrees to retain Bonifatto as Chief Executive Officer of American Heritage and Bonifatto agrees to accept this senior officer position of American Heritage. Bonifatto also agrees to accept such positions in order to provide such related services to American Heritage relating to the ongoing development of American Heritage, it being expressly acknowledged and agreed by the parties that Bonifatto shall initially commit and provide to American Heritage the services on a reasonably full-time basis during the full term of this Agreement. Bonifatto acknowledges and agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of American Heritage and any changes therein which may be adopted from time to time.

2. Initial Term and Renewal

2.1 The initial term of this Agreement is for a period of 36 months commencing on October 1, 2013 (the “effective date”).

2.2 Subject at all times to termination by either party as provided below, this Agreement shall renew automatically if not specifically terminated. In such case, American Heritage agrees to notify Bonifatto in writing at least 90 calendar days prior to the end of the initial Term of its intent not to renew this Agreement (“American Heritage’s Non-Renewal Notice”). Should American Heritage fail to provide American Heritage’s Non-Renewal Notice this Agreement shall automatically renew on a twelve-month renewal basis after the initial Term and on each twelve-month term thereafter. Any such renewal on a twelve month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the parties in advance.

3. Termination

3.1 Termination without cause and for cause by Bonifatto.

This Agreement may be terminated by American Heritage provided there is a majority vote to terminate by the American Heritage board of directors. American Heritage must deliver to Bonifatto written notice 30 days prior to said termination vote by the American Heritage board of directors. If the American Heritage board of directors votes affirmative to terminate, Bonifatto's duty to provide services will immediately cease, however American Heritage shall continue to be obligated to provide and pay Bonifatto his agreed compensation for a period of 180 days beyond the date of Termination.

3.2 Termination without cause by American Heritage.

This Agreement may be terminated by American Heritage at any time after the Effective Date upon American Heritage’s delivery to Bonifatto of prior written notice at least 30 days prior to the effective date. Bonifatto’s duty to provide services will immediately cease upon the date of the Notice of Termination, however American Heritage shall continue to be obligated to provide and pay Bonifatto his agreed compensation for a period of 180 days beyond the date of Termination.

3.4 Disability or death.

This Agreement may be terminated at any time by either party within 21 calendar days after the death or disability of Bonifatto, as a without termination. Disability shall mean Bonifatto shall have been unable to provide services contemplated under this Agreement for a period of 90 calendar days, whether or not consecutive, during any 360 calendar day period due to a physical or mental disability. A determination of disability shall be made by a physician satisfactory to both parties; provided that if the parties do not agree each shall select a physician and these two shall select a third physician whose determination as to disability shall be binding.

4. COMPENSATION

4.1 Fee. Bonifatto shall be compensated for his services, as defined herein, from the effective date to the termination date at the gross annual fee of $60,000, such fee to accrue monthly at $5,000 per month.

5.   General Provisions

5.1   Bonifatto warrants that he shall conduct services and other activities he performs for American Heritage in a manner which is lawful and reputable and which brings good repute to American Heritage.

5.2 The parties hereto each agree to indemnify and save harmless the other party, their respective heirs, assigns, representatives, officers, directors and agents, harmless from and against any and all losses, claims, actions, suits, damages, or expenses of whatsoever nature or kind to which an indemnified party may become subject by reason of the terms and conditions of this Agreement.

5.3 Notices. Unless otherwise specified herein, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, and on the date of mailing, if sent by first class mail, or if sent by registered or certified mail, postage prepaid and properly addressed to the party at its address set forth on the signature page.

5.4 Binding Effect. This Agreement and obligations of the parties hereunder shall be binding upon and inure to the benefit of the heirs, sucessors and assigns of the parties.

5.5 Headings. The subject headings of the sections of this Agreement are included for purpose of convenience only and shall not affect the construction or interpretation of any of its provisions.

5.6 Entire Agreement; Waivers. This agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior or contemporaneous agreements, representations, and understandings of the parties. No waiver of any of the provisions of the Agreement shall be binding, unless executed in writing by the parties.

American Heritage International Inc. Tivoli Village 410 South Rampart Suite 390 LAS VEGAS, NV 89145 USA	1 888 745 4338 info@americanheritageonline.com www.americanheritageonline.com

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5.7 Attorney’s Fees and Cost. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, or in the event that the matter is determined by final judgment of a court in favor of one party then, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

5.8   Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party hereto agrees to irrevocably submit to the jurisdiction of the Courts of the State of Nevada and agrees that all such actions and proceedings shall only be commenced in the District court in and for the City and County of Las Vegas and State of Nevada.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

American Heritage International Inc.

/s/ Vincent Bonifatto

By Vincent Bonifatto

/s/ Anthony Sarvucci

Anthony Sarvucci

Its Chief Executive Officer

American Heritage International Inc. Tivoli Village 410 South Rampart Suite 390 LAS VEGAS, NV 89145 USA	1 888 745 4338 info@americanheritageonline.com www.americanheritageonline.com

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